Exhibit 23.2

Lichter, Yu and Associates, Inc.
Certified Public Accountants

16133 Ventura Blvd., suite 450
encino, California 91436
Tel (818)789-0265   Fax (818) 789-3949

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Code Rebel Corporation of our report dated March 13, 2015, relating to the financial statements of Code Rebel Corporation and its subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Lichter, Yu and Associates
Encino, CA
March 27, 2015